Exhibit 3.165

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF PROFESSIONAL RECOVERY NETWORK, S.C.

These Restated Articles of Incorporation of Professional Recovery Network, S.C., a corporation organized under Chapter 180 of the Wisconsin Statutes, supersede and take the place of the existing Articles and any amendments and restatements thereto:

ARTICLE I

The name of the corporation is Quality Addiction Management, Inc.

ARTICLE II

The period of existence of the corporation shall be perpetual.

ARTICLE III

The purpose for which the corporation is organized is to engage in any lawful activity within the purposes for which a corporation may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

ARTICLE IV

The aggregate number of shares that the corporation shall have authority to issue is 112,000 shares of common stock, each with a $0.08 1/3 par value, each share shall be equal to every other share of common stock and the same shall not be divided into different classes nor shall there exist as between such shares any difference in designation, voting power, restrictions or qualifications. No shareholder shall have any preemptive right to acquire unissued shares or securities convertible into such shares or carrying a right to subscribe to or acquire shares.

ARTICLE V

The name and address of the registered agent and registered office of the corporation are Michael Goldstone, M.D., 2422 Grandview Blvd, Waukesha, Wisconsin 53188.

ARTICLE VI

The number of directors constituting the board of directors of the corporation shall be fixed by, or in the manner provided by, the bylaws, but in no case shall be less than one (1).

ARTICLE VII

The articles may be amended in the manner authorized by law at the time of the amendment.

ARTICLE VIII

These Amended and Restated Articles of Incorporation shall have a delayed effective time/date of 11:59 p.m. on December 31, 2004.

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CERTIFICATE

Pursuant to Section 180.1007(4) of the Wisconsin Statutes:

1. The name of the corporation is Professional Recovery Network, S. C.

2. The foregoing Amended and Restated Articles of Incorporation contain amendments to the Articles of Incorporation requiring shareholder approval.

3. The Articles of Incorporation and any amendments thereto in effect immediately prior to the effectiveness of the foregoing Amended and Restated Articles of Incorporation are deleted in their entirety and replaced in their entirety by the text of the foregoing Amended and Restated Articles of Incorporation.

4. The foregoing Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of issued shares of the corporation.

5. The foregoing Amended and Restated Articles of Incorporation were adopted on December 2, 2004 by unanimous written consent of the board of directors and shareholders in accordance with Sections 180.0704 and 180.0821 of the Wisconsin Statutes.

6. The foregoing Amended and Restated Articles of Incorporation were adopted in accordance with the provisions of Sections 180.1003 and 180.1004 of the Wisconsin Statutes.

Dated at Milwaukee, Wisconsin this 2nd day of December, 2004.

/s/ Charles J. Engel, M.D.
Charles J. Engel, M.D., President

This instrument was drafted by and is returnable to:

Bret A. Roge, Esq.

Michael Best & Friedrich LLP

100 East Wisconsin Avenue

Suite 3300

Milwaukee, Wisconsin 53202

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